UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2025
Sun Country Airlines Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-40217	82-4092570
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2005 Cargo Road
Minneapolis,	Minnesota	55450
(Address of principal executive offices)		(Zip Code)
(651) 681-3900
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SNCY	The Nasdaq Stock Market LLC
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

Term Loan Credit Facility

On September 26, 2025, Sun Country Inc. (d/b/a Sun Country Airlines) (“Sun Country”), a wholly owned company of Sun Country Airlines Holdings, Inc. (the “Company,” “we,” “us” or “our”) entered into a $108,000,000 Term Loan Facility Agreement among Sun Country, the lenders party thereto and UMB Bank, National Association, as administrative agent and mortgagee (the “Term Loan Facility”). The Term Loan Facility will be drawn in two parts. The first borrowing occurred on the Term Loan Facility closing date and the second borrowing will occur on or prior to December 19, 2025. The proceeds of the Term Loan Facility will be used (i) to pay off the existing term loan facility dated March 21, 2023 among the Sun Country Holdings, Sun Country, the lenders party thereto and UMB Bank, National Association, as facility agent, security trustee and account bank (the “Existing Term Loan Facility”), (ii) to refinance five Boeing 737-900 aircraft owned by Sun Country (the “Aircraft”) and (iii) for general corporate purposes. Three Aircraft are currently on lease to an unaffiliated airline and will remain on lease with them until the leases expire on November 30, 2025, September 30, 2026 and November 30, 2026, and upon termination of such leases they will join the Sun Country fleet.

The obligations of Sun Country under the Term Loan Facility are primarily secured by the Aircraft and, so long as the Aircraft are on lease, the associated leases, including maintenance reserve amounts and security deposits (the “Term Loan Collateral”). The Term Loan Collateral is governed by a Security Agreement among the parties (the “Security Agreement”).

The loans under the Term Loan Facility (the “Term Loans”) bear interest at a fixed rate of 5.98% per annum.

The Term Loan Facility will be subject to amortization payments, payable quarterly, commencing on or about December 22, 2025. The remaining balance of the Term Loans will be due and payable in a single payment on the maturity date of September 22, 2032.

The Term Loan Facility also contains mandatory prepayment provisions, which, among other things, may require Sun Country in certain instances to prepay obligations in connection with dispositions of Term Loan Collateral. Sun Country may prepay the facility at its option at any time without penalty (except in certain instances where a premium is applicable).

The Term Loan Facility does not limit the amount of unsecured debt that Sun Country or our subsidiaries may incur or the amount of debt secured by assets other than the Term Loan Collateral that we may incur.

The Term Loan Facility contains events of default customary for similar financings. Upon the occurrence and continuation of an event of default (other than an event of default relating to certain bankruptcy or insolvency events), the outstanding obligations under the Term Loan Facility may be accelerated and become due and payable immediately. Upon the occurrence of an event of default relating to certain bankruptcy or insolvency events, the outstanding obligations under the Term Loan Facility automatically accelerate and become due and payable immediately.

The foregoing descriptions of the Term Loan Facility and Security Agreement are summaries only and are qualified in their entirety by reference to the full text of such document.

Item 1.02    Termination of a Material Definitive Agreement.

On September 26, 2025, the Company applied the proceeds of the Term Loan Facility to repay in full the indebtedness outstanding under the Existing Term Loan Facility.

The information set forth above under Item 1.01 is incorporated by reference in this Item 1.02.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan Agreement, dated as of September 26, 2025, among Sun Country, Inc., UMB Bank, National Association, and the Lenders
10.2	Mortgage and Security Agreement, dated as of September 26, 2025, between Sun Country, Inc. and UMB Bank, National Association
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 1, 2025	Sun Country Airlines Holdings, Inc.

	By:	/s/ Erin Rose Neale
		Name:	Erin Rose Neale
		Title:	Chief Legal Officer, Senior Vice President, and Corporate Secretary